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                                                                    Exhibit A-37


                                 RESTATEMENT OF

                            ARTICLES OF INCORPORATION
                                       OF

                           KOKOMO GAS AND FUEL COMPANY


         The undersigned officers of Kokomo Gas and fuel Company (hereinafter referred to as the "Corporation") existing pursuant to tire Indiana Business Corporation Law (hereinafter, referred to as the "Act"), execute the follow ing Restatement of Articles of Incorporation of Kokomo Gas and Fuel Company:

                                    ARTICLE I

                                      Name

           The name of the Corporation is Kokomo Gas and Fuel Company.

                                   ARTICLE II

                                    Purposes

         The purposes for which the Corporation is formed are to engage in any lawful business for which Corporations may be incorporated under tire Act, and

         To transact business as a public utility in compliance with the Public Service Commission Act.

         To conduct business as a gas utility in obtaining, purchasing, manufacturing, producing, transmitting, transporting, distributing, selling, furnishing, supplying, or otherwise disposing of, as a public utility or otherwise, natural gas, manufactured gas, mixed gas and other products, commodities and services now or hereafter furnished or supplied by public utilities.

ARTICLE III

                     Registered Agent and Registered Office

Section 1. Registered Agent. The name and address of tire Corporation's Registered Agent for service of process is James E. Hardy, 900 East Boulevard, Kokomo, Indiana 46902.

Section 2. Registered Office. The post office address of tire registered office of the Corporation is 900 East Boulevard, Kokomo, Indiana 46902.

                                   ARTICLE IV

                                Authorized Shares
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Section 1. Number of Shares. The total number of shares which tire Corporation is to have authority to issue is 600,000.

Section 2. Terms of Shares. All shares shall be common, capital shares, having the same rights and privileges, and without par value.

Section 3. Voting Rights of Shares. Each holder of common capital stock shall be entitled, at all meetings of the Shareholders of the Corporation, to one (1) vote for each share of common capital stock held by such Shareholder.

Section 4. Assent to Indemnification of Officers and Directors-, Issuance or transfer of shares 'of common capital stock of the Corporation to tire Shareholder is deemed to be assent of the Shareholder that tire Corporation shall indemnify its officers and Directors as provided for in tire Code of By-Laws of Kokomo Gas and Fuel Company, and as provided try the Board of Directors.
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Section 5. Derivative Proceedings No person shall commence a proceeding in the right of the Corporation unless the person was a Shareholder of tile Corporation when the transaction complained of occurred or unless tile person became a Shareholder through transfer by operation from law from one who was a Shareholder at such time. No derivative proceeding shall be maintained if it appears that the person commencing the proceeding does not fairly and' adequately represent the interests of the Shareholders in enforcing-the right of the Corporation. All derivative proceedings shall be subject to investigation by committee appointed by the Board of Directors as provided by the Code of By-Laws and tile Act.

                                    ARTICLE V

                                   Director(s)

The number of Directors may be from time to time fixed by the Board of Directors pursuant to the Code of By-Laws of tile Corporation at ally number. In the absence of a By-Law fixing the number of Directors, the number shall be three
(3).

                                   ARTICLE VI


Provisions for Managing the Business and Regulating the Affairs of the Corporation

Section 1. Code of By-Laws. The Board of Directors of the Corporation shall have power, without the assent of the vote of the Shareholders, to make, to alter, to amend, or to repeal the Code of By-Laws of the Corpora- .

Section 2. Actions By Shareholders. Meetings of the Shareholders of tile Corporation shall be held at such place, within the state of Indiana, as may be provided by the Code of By-Laws.

Section 3. Actions By Directory Meetings of tile Directors of the Corporation shall be held at such place, within or without tile State of Indiana, as may be specified in the respective notices, or waivers of notice, thereof. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if, prior to such action, a written consent to such action is signed by all members of the Board of Directors or of such committee, as tile case may be, and such written consent is placed with tile records of the proceedings of the Board of Directors or committee. The Board of Directors may permit any or all Directors to participate in a regular or special meeting by, or conduct the meeting through the use of, any means of communication by which all Directors participating may simultaneously tear each other during tile meeting. _ '

Section 9. Additional Powers of Board of Directors. In addition to the powers expressly conferred, the Board of Directors shall have and may exercise all powers and shall perform all duties contemplated by the Act by which the Corporation is organized.

Section 5. Indemnification of Directors and officers. The Corporation shall, to the maximum limit permitted by and in accordance with tile provisions of the Act, indemnify individuals who serve as officers and Directors of the Corporation in accordance with the Code of By-Laws and said Act.

Section 6. Reservation of Right to Amend. The Corporation reserves the right to alter, to amend, or to repeal any provisions contained in these Articles of Incorporation in the manner now or. hereafter prescribed by the provisions of the Act by which the Corporation is organized, or ally other applicable enactment of the General
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Assembly of the State of Indiana. All rights and powers of Shareholders,
Directors and officers of tile Corporation are subject to such reserved right.